Free Writing Prospectus	Filed pursuant to Rule 433
Dated February 10, 2016	Registration Nos. 333-206749
and 333-206749-01

$850MM CNH Equipment Trust (CNH) 2016-A ***Pricing Details***

Joint Bookrunners: Citi (str), Rabo Securities, Societe Generale

Co-managers: BMO, BofAML, MUFG

ANTICIPATED CAPITAL STRUCTURE

CLASS	$AMT(MM)	WAL*	M/F	Exp.	Lgl.	Bmk	Sprd	Yld	CPN	Price

A1	174.90	0.38	P-1/F1+	10/16	3/10/17	Yld		0.670%	0.67%	100.00000
A2A\	161.50	1.18	Aaa/AAA	12/17	7/15/19	EDSF	52	1.229%	1.22%	99.99312
A2B/	161.50	1.18	Aaa/AAA	12/17	7/15/19	1mL	52			100.00000
A3	265.00	2.74	Aaa/AAA	12/19	4/15/21	ISwaps	63	1.494%	1.48%	99.97491
A4	67.99	3.90	Aaa/AAA	1/20	9/15/21	ISwaps	80	1.806%	1.79%	99.96523
B	19.11	3.91	A1/A+	1/20	7/17/23	ISwaps	+120	2.208%	2.19%	99.97039

*   WAL to 20% CPR and 10% clean-up call

BBG Ticker:	CNH 2016-A
Ratings:	M/F
Registration:	Public/SEC Registered
Settle:	2/17/2016
First Pay:	3/15/2016
Distribution:	Monthly on the 15th
ERISA Eligible:	All Classes
Min Denoms:	$1,000 x $1
Delivery:	DTC, Eurostream, Clearstream
Bill and Deliver:	Citi

CUSIP  /  ISIN

A1:  12594BAA0 / US12594BAA08

A2a: 12594BAB8 / US12594BAB80

A2b: 12594BAC6 / US12594BAC63

A3:  12594BAD4 / US12594BAD47

A4:  12594BAE2 / US12594BAE20

B:   12594BAF9 / US12594BAF94

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.